EXHIBIT 10.35
CLINICAL STUDY AGREEMENT
     THE REGENTS OF THE UNIVERSITY OF CALIFORNIA, on behalf of its Los Angeles Campus (hereinafter “University”), and Northwest Biotherapeutics Inc., (hereinafter “Company”), agree that University will perform for a clinical study (hereinafter “the Study”) in accordance with the protocol entitled “Phase 1 Clinical Trial Evaluating Booster Vaccinations of DCVax®-Brain for Treatment of Glioblastoma” (attached as Exhibit A) on the following terms and conditions:
1. INVESTIGATOR; INVESTIGATOR OBLIGATIONS:
A. Linda Liau, M.D., Ph.D., is the named principal investigator (“Investigator”) and will be responsible for conducting the Study; Company is not a “Sponsor”, as that term is defined by the Food and Drug Administration (“FDA”) Federal Code of Regulations 21 CFR 312.3(b), of the Study. Investigator will not represent in the informed consent or elsewhere that Company is the Study Sponsor.
B. Company acknowledges that Investigator is the author of the Study protocol and research design. The Study protocol and design shall be the property of the University, but Company shall have certain rights of access to and use of Study data in accordance with this Agreement. The Investigator will inform the Company of any changes in the Protocol that significantly affect the Study objectives or Study subject safety and any other material changes.
C. The Study will be conducted in accordance with the Protocol, FDA defined Good Clinical Practice Guidelines (GCPs) and all applicable laws and regulations. Investigator, to the extent required to do so by applicable law, will obtain and maintain: (a) an Investigational New Drug application (“IND”) pursuant to FDA regulations, (b) University’s institutional review board (“IRB”) review and approval or exemption, and/or (c) written patient informed consent (“Informed Consent”) approved by the IRB and signed by the Study patient or Study patient legal representative as required. The University and Investigator are fully responsible for the adequacy of the Informed Consent and Company has no liability related to nor obligation to review or comment on that document.
D. University through Investigator shall provide Company with a final report of the research efforts under this Agreement as described in Exhibit B.
E. As Study Sponsor, INSTITUTION and INVESTIGATOR are solely responsible for reporting any adverse events or safety reports in connection with the Study that may be required by applicable law to be made to the FDA or other regulatory authority. INSTITUTION and INVESTIGATOR shall provide Company with a copy of any such reports simultaneously with submission to the FDA or other agency.
F. The Investigator shall limit the use and evaluation of Study Drug, as defined herein, to activities directly related to the Protocol and shall not transfer any Company Study Drug to any third party, without the prior written consent of Company.
2. COMPANY OBLIGATIONS:
A. Company will not provide DCVax-Brain (“Study Drug”) for use in this Study. Such Study Drug will continue to be prepared by Investigator.
B. Payment. The cost to Company for the Study is $215,829.00 USD (inclusive of University’s applicable overhead rate for investigator initiated studies), to be paid in accordance with the schedule attached as Exhibit C. The total amount will be adjusted if needed, according to actual patient visits as outlined in Exhibit C. Additional testing, treatment or other procedures not specifically authorized by Company or set forth in this Agreement, will not be reimbursed by the Company unless prior approval by the parties is made in writing.

3. TERM: This Agreement shall become effective as of the last date of signing by the last party to sign and shall continue until completion of the Study or until termination pursuant to Article 13.
4. PAYMENTS:
All payments will be made payable to:

The Regents of the University of California
Tax I.D. Number: 95-6006143

All payments will be mailed to:	UCLA Remittance Center
10920 Wilshire Boulevard
Suite 107
Los Angeles, California 90024-1406

Payments shall reference:	Investigator Name and Study Title
5. CONFIDENTIALITY: Company will not disclose its confidential information unless it is necessary to the Study. Any information Company discloses to University and considers confidential will be clearly marked in writing, as “Confidential”, or if orally disclosed to University, will be clearly identified as “Confidential”. Except as required by law, University will not disclose such Company confidential information for a period of five (5) years from the expiration or termination of this Agreement. This obligation to maintain confidentiality does not apply to information that: (a) was known to University prior to its receipt from Company, (b) the University independently develops, (c) is now public knowledge or subsequently becomes such through no breach of this Agreement, (d) is rightfully disclosed by third parties to University, or (e) University is required by law to disclose. University will use reasonable efforts to protect the confidentiality of such information while in its possession.
6. PUBLICATION: University may publish Study results or present Study results at meetings, seminars, or the like, but will not disclose confidential information received from Company. University agrees to submit a copy of all manuscripts, abstracts, and /or presentation materials which report results of the Study, to Company for review and comment forty-five (45) days prior to its publication. Company will have said forty-five days to review publication. Company will have no editorial rights over manuscripts, but may comment on and request redaction of confidential or proprietary information.
7.  UNIVERSITY AND COMPANY NAMES: California Education Code section 92000 prohibits use of University’s names to suggest that University endorses a product or service. Company will not use University’s names, including “UCLA,” without the express prior written approval, except to identify University as the Study site when required to do so by law. University will not use Company’s names without the express prior written approval of Company, except when required to do so by law.
8. INVENTIONS:
A. Inventorship of developments or discoveries first conceived and reduced to practice under this Agreement (“Subject Inventions”) will be determined in accordance with U.S. Patent Law. All rights to Subject Inventions made solely by employees of University will belong solely to University. All rights to Subject Inventions made solely by employees of Company will belong solely to Company. All rights to Subject Inventions made jointly by employees of University and employees of Company will belong jointly to University and Company. To the extent that Company pays all direct and indirect costs of University’s performance hereunder, and to the extent that the University is legally able, Company will be granted a 120-day first right to negotiate an option or license to University’s rights in any Subject Invention that belongs either solely to University or jointly to University and Company.

B. University will promptly disclose to Company any Subject Inventions. Company will hold such disclosure on a confidential basis and will not disclose the information to any third party without consent of University. Company will advise the University in writing within sixty (60) days of such disclosure to Company whether or not it wishes to secure an option or commercial license (“Election Period”). Company will have 120 days from the date of election to conclude an option or license agreement with University (“Negotiation Period”). If such option or license is not concluded within the Negotiation Period, neither party will have any further obligations to the other with respect to such Subject Invention. If Company does not elect to secure such option or license; rights to such Subject Invention will be disposed of in accordance with University’s policies, with no further licensing obligation to Company with respect to such Subject Invention.
C. Nothing contained in this Agreement shall be deemed to grant either directly or by implication, estoppel, or otherwise, any rights under any patents, patent applications or other proprietary interests, whether dominant or subordinate, or any other invention, discovery or improvement of either party, other than the specific rights covering Subject Inventions under this Agreement.
9. DATA: The University shall own all Study data. The Company will have a right to access and use the Study data, and other data obtained by the Investigator and/or University relating to the patients treated under the Study (including, without limitation, survival data), to the maximum extent permitted under University policy and applicable laws. Nothing herein shall prevent University from using or sharing information and data generated hereunder for ordinary research and educational purposes of a university. Company may, upon prior notice and at reasonable times, access Study data in whatever form available, however, consistent with applicable law, individual subject identifiers shall not be made available to Company. If Study data must be redacted for the purpose of allowing Company access, then Company agrees to reimburse University for the reasonable cost of generating such redacted reports.
10. INDEMNIFICATION:
A. University will indemnify, defend and hold harmless Company, its trustees, officers, agents, and employees from and against any and all liability, loss, expense (including reasonable attorney’s fees), or claims for injury or damages arising out of the performance of this Agreement, but only in proportion to and to the extent such liability, loss, expense, attorney’s fees, or claims for injury or damages are caused by or result from the negligent or intentional acts or omissions of University, its trustees, officers, agents or employees.
B. Company will indemnify, defend and hold harmless University, its trustees, officers, agents, and employees from and against any and all liability, loss, expense (including reasonable attorney’s fees), or claims for injury or damages arising out of the performance of this Agreement, but only in proportion to and to the extent such liability, loss, expense, attorney’s fees, or claims for injury or damages are caused by or result from the negligent or intentional acts or omissions of Company, its directors, officers, agents or employees.
C. An indemnified party shall give prompt notice of any claim to the other party and the indemnified party shall control the defense, settlement, or compromise of any such claim. Notwithstanding the aforementioned, neither party shall have the right to admit the guilt or fault of the other party in any such settlement.
11. INSURANCE: Each party hereto represents that it maintains a policy or program of insurance or self-insurance at levels sufficient to support its obligations assumed herein. Upon request, Company will provide evidence of its insurance to University. Company will provide to University written notice of cancellation of its coverage at least thirty (30) days prior to such cancellation.
12. TERMINATION: Either party may terminate this Agreement upon thirty (30) days written notice. The parties will work together to safely withdraw Study subjects from the Study over a mutually agreeable period if thirty (30) days notice is insufficient, based upon evaluation of risks to subjects. If Company terminates the Study, before its completion, Company shall reimburse University for all costs incurred in the conduct of the Study, including non-cancelable commitments undertaken up to the point of termination. The amount of this final payment will include the costs incurred for each patient not completing the full course of the Study at the time it is terminated. University will retain payment for non-cancelable obligations incurred through the termination date. The provisions of Articles 5, 7, 8, 9, 10 of this Agreement will remain in effect after the termination or expiration of this Agreement, for any occurrences arising out of the performance of the Agreement prior to termination.
13. ORDER OF PRECEDENCE: To the extent that any of the terms and conditions of this Agreement are in conflict with the language of the Protocol attached, the terms and conditions of this Agreement shall govern.
14. APPLICABLE LAW: The laws of the State of California govern this Agreement.
15. NOTICE: Any notice given pursuant to this Agreement will be written and sent to:

UNIVERSTIY:	COMPANY:

University of California	Northwest Biotherapeutics, Inc.
Office Clinical Trials	18701 120th Avenue NE, Suite 101
10920 Wilshire Boulevard, Suite 1200	Bothell, WA 98011
Los Angeles, California 90024

ATTENTION: Industry Contract Officer	ATTENTION: Alton L. Boynton

If by Fax: (310) 794-0631
Or such other address or number as shall be furnished in writing by any such party, and such notice or communication shall, if properly addressed be deemed to have been given as of the date delivered in person or sent by facsimile, one day after deposition with an overnight courier or 4 business days after deposition into the US mail.
16. COMPLIANCE WITH LAWS: The parties hereto acknowledge that they will comply with laws, rules and regulations applicable to the performance of the Study. Applicable laws shall include but not be limited to: Food and Drug Administration, Heath Insurance Portability and Accountability Act, California Medical Information Act and other applicable laws.
17. FORCE MAJEURE: If a party fails to perform its obligations because of acts of God, governmental restrictions, governmental regulations, governmental controls, judicial orders, enemy or hostile government action, civil commotion, telecommunications failure (including, without limitation, Internet failures), fires or other casualty or causes beyond the reasonable control of the party obligated to perform, then that party’s performance shall be excused provided that such party notifies the other party as soon as practicable of the existence of such condition and uses reasonable efforts to resume performance in an expeditious manner.
18. RELATIONSHIP OF PARTIES: The parties hereto are independent contractors. Neither party shall act nor represent itself, directly or by implication, as an agent of the other. Each party shall be responsible for the direction and control of its employees, subcontractors, and/or consultants and nothing under this Agreement shall create any relationship between the employees, subcontractors and/or consultants of University and Company respectively.
19. ASSIGNMENT: Neither party will assign its rights or duties under this Agreement to another without the prior express written consent of the other party; provided, however, that Company may assign this Agreement to a successor in ownership of all or substantially all its business assets in the field to which this Agreement relates. Such successor will expressly assume in writing the obligation to perform in accordance with the terms and conditions of this Agreement. Any other purported assignment will be void.
20. ENTIRE AGREEMENT; AMENDMENT: This Agreement represents the entire understanding of the parties with respect to the subject matter. There are no representations, warranties, understandings or agreements among the parties with respect to the subject matter contained herein and therein, which are not fully expressed in this Agreement. This Agreement and the exhibits attached hereto supersede all prior agreements and understandings between the parties with respect to such subject matter. Any modification of this Agreement must be in writing and signed by the parties.
REMAINDER OF PAGE INTENTIONALLY LEFT BLANK

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in duplicate as of the date last signed below.

COMPANY: NORTHWEST BIOTHERAPEUTICS			THE REGENTS OF THE UNIVERSITY OF CALIFORNIA

By:			By:

		(Signature)			(Signature)

By:	Alton L. Boynton		By:	Ann Ciminera

		(Typed Name)			(Typed Name)

President			Industry Contract Offier

		(Title)			(Title)

Date:	2/14/2006		Date:	1/24/2006

READ AND ACKNOWLEGDED BY INVESTIGATOR:

By:

(Signature)

By:	Linda M. Liau

(Typed Name)

Date:	1/20/2006

EXHIBIT A – PROTOCOL

EXHIBIT B – FINAL REPORT
Final report of the study will include:
•	data related time of progression of disease

•	overall survival of patients

•	immunological data related to the study drug and stimulation of an immune response

•	completed case report forms including data related to adverse events, serious adverse events, etc.

EXHIBIT C – PAYMENT SCHEDULE
20% up front within 30 days of signing of agreement
12% per each booster cycle for 10 patients
20% upon final completion of CRF’s and study report

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